Exhibit 99.1

Investor Contacts:	Media Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com

Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com
IntercontinentalExchange Reports Third Quarter 2008 Earnings;
Diluted EPS of $1.04, up 12%
•	3Q08 Revenues $201 MM, up 33%

•	3Q08 Operating Income $119 MM, up 18%

•	YTD Operating Cash Flow of $299 MM, up 61%

•	Quarterly Volume Exceeds 122 Million Futures and OTC Contracts, up 26%

•	Record Revenue and Operating Income for First 9 Months of 2008
ATLANTA, GA (October 30, 2008) — IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of global exchanges and over-the-counter (OTC) markets, reported consolidated net income for the third quarter of 2008 of $75 million, a 12% increase compared to $67 million for the third quarter of 2007. Diluted earnings per share (EPS) in the third quarter were $1.04, up 12% over the prior year’s third quarter of $0.93. Consolidated revenues in the third quarter rose to $201 million, the second highest quarterly revenues in the company’s history and a 33% increase over third quarter 2007 revenues of $152 million. Revenue of $606 million in the first nine months of 2008 has already set a new annual record, surpassing the 2007 full-year record.
“Amid a challenging global economic environment, ICE has continued to produce strong results by remaining focused on the risk management needs of our customers and by delivering on our growth initiatives,” said Jeffrey C. Sprecher, ICE Chairman and Chief Executive Officer. “With the acquisition of Creditex, the successful transition of the Russell index futures to ICE, the implementation of new clearing technology and the launch of ICE Clear Europe next week, we continue to meet our objectives in a dynamic environment. We intend to remain a global market leader by maximizing the contributions from each of these initiatives while investing in further opportunities for growth and innovation.”
“We are pleased with the solid financial performance that our efficient business model continues to generate, even amid a period of uncertainty in the global financial markets,” said Scott Hill, ICE Chief Financial Officer. “Our operational discipline allows us to invest strategically to position the business for long-term growth, while continuing to deliver strong profits and cash flows. By leveraging the strengths of our core execution and clearing business, our healthy balance sheet and excellent operating cash flow, we see continued opportunity for expansion and value generation for our shareholders.”

Third Quarter 2008 Results
ICE’s third quarter 2008 consolidated revenues increased 33% to $201 million compared to $152 million in the third quarter of 2007. Consolidated transaction revenues increased 30% to $171 million in the third quarter of 2008, from $131 million during the same period in 2007. The increase in transaction revenue was driven primarily by new products, strong trading volume in ICE’s futures and global OTC segments, an increase of participants in ICE’s markets and the Creditex acquisition, which closed during the third quarter.
Transaction revenues in ICE’s consolidated futures segment, comprising ICE Futures EuropeTM, ICE Futures U.S.® and ICE Futures CanadaTM, totaled $81 million in the third quarter of 2008, an increase of 11% over $73 million in the same period in 2007. Third quarter 2008 volume for all ICE futures exchanges increased 13% compared to the third quarter of 2007 to 56.2 million contracts. ICE Futures Europe recorded volume of 37.5 million contracts. Average daily volume (ADV) for ICE’s European futures business was 568,761 contracts, an increase of 3% compared to the third quarter of 2007. The average rate per contract (RPC) for ICE Futures Europe in the third quarter was $1.22. ICE Futures U.S. and ICE Futures Canada recorded third quarter volume of 18.1 million contracts and 0.6 million contracts, respectively. ADV for ICE Futures U.S. was 280,177 contracts in the third quarter of 2008, a 35% increase compared to the third quarter of 2007. Total volume for ICE Futures U.S. represented the second highest quarter in exchange history, due in part to the successful transition of the Russell Index futures complex in September. RPC for ICE Futures U.S. agricultural futures and options contracts was $2.22, and the RPC for financial contracts averaged $1.18 for the third quarter of 2008. ADV for ICE Futures Canada was 9,526 contracts during the quarter, a 7% decrease compared to the year-ago period.
Third quarter 2008 transaction revenues in ICE’s global OTC segment increased 55% to $90 million, compared to $58 million in the same period in 2007. Average daily commissions (ADC) for ICE’s OTC energy business increased 25% to $1.1 million compared to $890,092 in the third quarter of 2007. Cleared contracts accounted for 92% of OTC contract volume during the third quarter of 2008. On August 29, 2008, ICE completed its acquisition of Creditex. Creditex contributed $16.6 million in brokerage revenues during the month of September 2008, representing a 45% increase over Creditex’s September 2007 brokerage revenues.
Consolidated market data revenues increased 50% during the third quarter of 2008 to a record $25.8 million compared to $17.2 million in the same period in 2007. Consolidated other revenues increased $1.3 million during the third quarter to $4.7 million, from $3.4 million in the same period in 2007.
Consolidated operating expenses for the third quarter of 2008 were $82 million, an increase of 62% compared to $51 million in the same period in 2007. The increase was driven by $16.2 million of expenses relating to Creditex’s business following ICE’s acquisition and continued investment in key growth initiatives. Spending associated with the development of ICE Clear EuropeTM increased from $1.2 million in the third quarter of 2007 to $4.2 million in the same period in 2008. This includes $2.1 million of expenses associated with the September clearing transition activities. Depreciation related primarily to technology investments was $8.0 million in the third quarter of 2008, an increase of 29%. Amortization expenses on acquired intangibles, including $2.1 million related to the Creditex acquisition and $685,000 related to ICE’s exclusive Russell license, were $6.4 million for the third quarter of 2008 compared to $2.6 million in the same period of 2007. Non-cash compensation for the quarter increased to $7.4 million, compared to $5.0 million in the third quarter of 2007.
Third quarter 2008 consolidated operating income was $119 million, an increase of 18% compared to $101 million in operating income in the third quarter of 2007. Operating margin was 59% for the third quarter of 2008, compared to 66% for the same period in 2007.
The effective tax rate for the third quarter of 2008 was 36.6% compared to 32.8% for the third quarter of 2007.
First Nine Months of 2008
Through the first nine months of 2008, ICE’s EPS have now exceeded those achieved in the full year 2007. Diluted EPS for the first nine months of 2008 grew to $3.51, an increase of 41% over the same period in 2007. ICE’s consolidated revenues grew to $606 million, an increase of 46% compared to the nine months of 2007. Futures volume increased 21% to 177 million contracts, and consolidated futures transaction revenues growth was 29% over the same period in 2007. ICE’s consolidated global OTC transaction revenues increased 64%, driven by ADC for OTC energy of $1.2 million, a 52% increase over 2007. Consolidated market data revenues grew 61% compared to the first nine months of 2007. Consolidated operating margins improved to 65% from 62%, and consolidated net income grew 43% to $252 million.
Cash flows from operations during the first nine months of 2008 totaled $299 million, up $113 million, or 61%, versus the first nine months of 2007. Unrestricted cash, cash equivalents and short-term investments at September 30, 2008 totaled $245 million. ICE ended the third quarter with $389 million in debt. Capital expenditures during the first nine months of 2008 were $19 million.
Guidance and Additional Information
•	As previously announced, ICE Clear Europe is expected to commence operations on November 3, 2008.

•	ICE had 795 employees at September 30, 2008. ICE expects headcount to increase up to 2% during the fourth quarter of 2008, excluding increases relating to any future acquisitions.

•	ICE expects the fourth quarter of 2008 non-cash compensation expense to be in the range of $10 million to $12 million, assuming certain full-year performance targets are achieved.

•	ICE expects fourth quarter 2008 depreciation and amortization expense to be in the range of $26 million to $28 million. This includes $6.3 million for amortization of Creditex intangibles and $6.5 million related to ICE’s exclusive Russell license agreement.

•	Interest expense in the fourth quarter is expected to be approximately $6 million to $7 million, inclusive of interest expense related to the Russell license and additional interest expense associated with the revolving credit facility utilized for ICE’s share repurchase program which began in September.

•	ICE’s consolidated tax rate is expected to be in the range of 34% to 36% for 4Q 2008.

•	Consistent with prior guidance, Creditex is expected to be dilutive in the range of $0.05 to $0.08 in the fourth quarter of 2008.

•	ICE expects 2008 capital expenditures to be in the range of $35 million to $37 million, including $11 million to $12 million for leasehold improvements relating to the relocation and expansion of the London office, which houses futures, OTC, clearing and market data staff and operations.

•	ICE forecasts the diluted share count for the fourth quarter of 2008 to be in the range of 73.5 million to 74.5 million weighted average shares outstanding, and the diluted share count for fiscal year 2008 to be in the range of 72.0 million to 73.0 million weighted average shares outstanding. These projections do not reflect any estimate for additional shares that may be acquired by ICE under the stock repurchase program.

•	Since the inception of its stock buyback program announced on August 4, ICE has repurchased approximately 3.2 million shares, or $300 million in stock. The buyback authorization under this program is up to $500 million through August 6, 2009.
Earnings Conference Call Information
ICE will hold a conference call today, October 30, at 8:30 a.m. ET to review its third quarter financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing (877) 795-3646 if calling from the United States, or (719) 325-4774 if dialing from outside of the United States. For participants on the telephone, please place your call ten minutes prior to the start of the call.
The call will be archived on the company’s website for replay. A telephone replay of the earnings call will also be available at (888) 203-1112 for callers within the United States and at (719) 457-0820 for callers outside of the United States. The passcode for the replay is 5433981.
Historical futures volume and OTC commission data can be found at:
http://ir.theice.com/supplemental.cfm
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates regulated global futures exchanges and over-the-counter (OTC) markets for agricultural, energy, equity index and currency contracts, as well as credit derivatives. ICE® offers these markets to participants around the world through its technology infrastructure and trading platform, together with clearing, market data and risk management services. ICE Futures EuropeTM is ICE’s regulated energy futures exchange. ICE’s regulated North American exchanges, ICE Futures U.S.TM and ICE Futures CanadaTM, offer markets for agricultural and financial contracts. Creditex, a market leader in trade execution and processing for credit derivatives, is also a wholly-owned subsidiary of ICE. A member of the Russell 1000® and S&P 500 indices, ICE is headquartered in Atlanta, with offices in New York, London, Chicago, Winnipeg, Calgary, Houston and Singapore. www.theice.com .

Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance, include, but are not limited to: our business environment; increasing competition and consolidation in our industry; changes in domestic and foreign regulations or government policy; technological developments, including clearing developments; developing a clearing initiative for the credit default swap market; the success of our initiative to establish a European clearing house and our global clearing strategy; the accuracy of our cost estimates and expectations; adjustments to exchange fees or commission rates; our belief that cash flows will be sufficient to fund our working capital needs and capital expenditures at least through the end of 2009; our ability to increase the connectivity to our marketplace; our ability to develop new products and services and pursue strategic acquisitions and alliances on a timely, cost-effective basis; maintaining existing market participants and attracting new ones; protecting our intellectual property rights; not violating the intellectual property rights of others; proposed or pending litigation and adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; our ability to gain access to comparable products and services if our key technology contracts were terminated; and the risk that acquired businesses will not be integrated successfully or the revenue opportunities, cost savings and other anticipated synergies from mergers may not be fully realized or may take longer to realize than expected. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 13, 2008, and ICE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on August 4, 2008. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Unaudited Financial Statements
INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	September 30,
	2008	2007
Revenues:
Transaction fees, net	$170,974	$131,090
Market data fees	25,771	17,225
Other	4,699	3,420

Total revenues	201,444	151,735

Operating expenses:
Compensation and benefits	41,186	23,009
Professional services	9,089	6,650
CBOT merger-related transaction costs	—	144
Selling, general and administrative	17,626	12,170
Depreciation and amortization	14,401	8,898

Total operating expenses	82,302	50,871

Operating income	119,142	100,864

Other income (expense):
Interest and investment income	3,297	3,123
Interest expense	(4,438)	(5,015)
Other income, net	281	302

Total other expense, net	(860)	(1,590)

Income before income taxes	118,282	99,274
Income tax expense	43,319	32,593

Net income	$74,963	$66,681

Earnings per common share:
Basic	$1.05	$0.96

Diluted	$1.04	$0.93

Weighted average common shares outstanding:
Basic	71,483	69,439

Diluted	72,424	71,347

INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
CONSOLIDATED UNAUDITED BALANCE SHEET
(IN THOUSANDS)

September 30,
2008
ASSETS
Current assets:
Cash and cash equivalents	$241,727
Restricted cash	33,546
Short-term investments	3,751
Customer accounts receivable, net	98,694
Margin deposits and guaranty funds	1,343,893
Prepaid expenses and other current assets	26,662

Total current assets	1,748,273

Property and equipment, net	76,242

Other noncurrent assets:
Goodwill	1,423,603
Other intangible assets, net	749,101
Restricted cash	101,500
Cost method investments	50,315
Long-term investments	3,110
Other noncurrent assets	8,727

Total other noncurrent assets	2,336,356

Total assets	$4,160,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$47,349
Accrued salaries and benefits	56,521
Current portion of long-term debt	43,750
Current portion of licensing agreement	12,113
Income taxes payable	21,815
Margin deposits and guaranty funds	1,343,893
Unearned government grant	9,174
Other current liabilities	23,698

Total current liabilities	1,558,313

Noncurrent liabilities:
Noncurrent deferred tax liability, net	191,861
Long-term debt	345,000
Noncurrent portion of licensing agreement	85,101
Other noncurrent liabilities	20,209

Total noncurrent liabilities	642,171

Total liabilities	2,200,484

Minority interest	5,812

SHAREHOLDERS’ EQUITY:
Common stock	764
Treasury stock, at cost	(355,492)
Additional paid-in capital	1,598,250
Retained earnings	683,825
Accumulated other comprehensive income	27,228

Total shareholders’ equity	1,954,575

Total liabilities and shareholders’ equity	$4,160,871